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                                                                    Exhibit 10.9

                                    AGREEMENT

         THIS AGREEMENT made this 1st day of July, 1999, by and between TECHNITROL, INC. (the "Company") and JAMES M. PAPADA, III (the "Employee").

         WHEREAS, the Company has adopted a nonqualified deferred compensation plan known as the Technitrol, Inc. Supplemental Retirement Plan (the "Plan");

         WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the Employee and his beneficiary;

         WHEREAS, the Company desires to ensure that the Employee shall receive the benefits due him under the terms of such Plan as a result of a "change of control" of the Company.

         NOW, THEREFORE, intending to be legally bound, the Company and the Employee agree as follows:

         1. Notwithstanding the provisions of the Plan to the contrary, in the event of a "change of control," as defined below, the Company shall, as soon as possible, but in no event later than ten (10) days following the change of control, make a payment to the Employee in cash or property (whichever is satisfactory in the absolute discretion of the Employee) of the amount that is sufficient to pay the Employee and his beneficiary the benefits that he has accrued under the Plan as of the date on which the change of control occurs. An independent actuary selected by the Company and agreed to by the Employee shall determine the amount of benefits that the Employee has accrued under the Plan.

         2. For purposes of this Agreement, the term "change of control" shall mean the occurrence of either of the following:

                  a. any "Person" or "Persons," as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), is or becomes the


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         "Beneficial Owner" (as defined in Rule 13(d)-3 of the Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

                  b. more than fifty percent (50%) of the assets of the Company are disposed of, directly or indirectly, by the Company (including stock or assets of a subsidiary(ies) in a sale, exchange, merger, reorganization or similar transaction).

         3. In the event the Employee elects to receive payment in the form of a lump sum in cash, the present value of the lump sum amount shall be calculated by an independent actuary selected by the Company and agreed to by the Employee. For purposes of determining the present value of the Employee's benefits to be paid in a lump sum, the independent actuary shall use 1983 Group Annuity Mortality Table and an interest rate (rounded to the nearest 2/10 of one percent) equal to 120% of the applicable federal mid-term rate in effect under
Section 1274(d)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), for the month in which the "change of control," as defined above, occurs.

         4. In the event the Employee elects to receive the benefits payable to him hereunder in the form of property, the Company shall purchase such annuity from an insurance company which is satisfactory to the Employee, in his discretion, and shall deliver the annuity contract to the Employee.

         5. In addition to the lump sum payment of cash or an annuity, whichever is elected by the Employee, the Company agrees to pay the Employee an additional bonus payment, within ten (10) days following the change of control, of an amount that is sufficient to reimburse the Employee for any federal, state or local taxes (including, but not limited to, excise tax penalties) that he would otherwise be responsible to pay as a result of the payment of such lump sum or


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annuity or as a result of the payment of such additional bonus amount to him, including but not limited to amounts which would be payable were such payments, or any portion of them, be considered "excess parachute payments" under Section 280G of the Code.

         6. Employee agrees that, to the extent that he receives payment in full of the benefits provided for in this Agreement, the Company shall have no further liability to pay him any benefits otherwise due him pursuant to the Plan.

         7. Neither party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties hereunder before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, then either party may notify the CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York, to initiate selection of a mediator from the CPR Panel of Neutrals. The fees and expenses of the mediator shall be paid one-half each by the Company and the Employee. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek relief through arbitration, which shall be binding, before a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association (the "Association"). The place of arbitration shall be New York, New York. Arbitration may be commenced at any time by any party hereto after giving written notice to the other party. The arbitrator shall be selected by the joint agreement of the Company and the Employee, but if they do not agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of


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the arbitrators maintained by such Association. The arbitrator shall render his decision within one hundred twenty (120) days of appointment. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitration may be entered by a court having jurisdiction thereof. The costs and expenses of arbitration, including attorneys' fees and expenses of the arbitrator, shall be paid entirely by the substantially non-prevailing party and in addition the substantially non- prevailing party shall reimburse the other party for the fees and expenses of mediation incurred by such party, unless the arbitrator determines that the costs, expenses and attorney's fees should be apportioned between the parties, then as the arbitrator may assess. The arbitrator shall not be permitted to award punitive or similar type damages under any circumstances. This arbitrator provision shall constitute the sole an exclusive remedy for any dispute under this Agreement.

         8. Any amounts payable under this Agreement to the Employee shall not be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he may be entitled under any other pension plan or other arrangement of the Company for the benefit of its employees.

         9. If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby.

         10. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee and his heirs, executors, administrators and legal


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representatives. Notwithstanding the foregoing, the right to receive payment hereunder is hereby expressly declared to be personal, nonassignable and nontransferable except by will or intestacy, and in the event of any attempted assignment or transfer of such rights contrary to the provisions hereof, Employer shall have no further liability for payments hereunder.

         11. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania. The Agreement may only be amended by an agreement in writing signed by each of the parties.

         IN WITNESS WHEREOF, this Company has by its appropriate officers signed this Agreement and affixed its seal and the Employee has signed this Agreement, on and as of the day and year first written above.

                                           TECHNITROL, INC.

                                           By: /s/ David W. Lacey
                                               --------------------------------

                                           JAMES M. PAPADA, III

                                           /s/ James M. Papada, III
                                           ------------------------------------




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                                                                      Technitrol


1210 Northbrook Drive, Suite 385
Trevose, PA 19053-8406 USA
Tel 215 355 2900
http://www.technitrol.com


April 23, 2001

Mr. James M. Papada, III
[ADDRESS OMITTED]

Dear Jim:

This letter will confirm the amendment of the terms of the Agreement between you and Technitrol, Inc. (the "Company"), dated July 1, 1999 (the "Agreement"), which relates to the benefits due to you under the terms of the Technitrol, Inc. Supplemental Retirement Plan (the "Plan") after a "change of control" of the Company.

The Company has amended the Plan to provide for certain additional benefits for participants in the event of a "change in control" of the Company and has amended the Plan to include a definition of "change in control" which, though now consistent in all of the Company's plans, nonetheless differs from the definition of "change of control" in the Agreement. For good and valuable consideration, we have agreed to amend the Agreement, effective as of the date of this letter, to provide that the term "change of control", as used in the Agreement, shall be changed to "change in control", as defined in the Plan and the benefit calculation is made using the same mortality table.

Therefore, we hereby amend Paragraph 2 in the Agreement to delete subsections
(a) and (b) in their entirety and insert in their place the following:

         (a) any "Person" or "Persons," as defined in Sections 13(d) and 14(b) of the Securities Exchange Act of 1934, as amended (the "Act"), is or becomes the "Beneficial Owner" (as defined in Rule 13(d)-3 of the Act), directly or indirectly, of securities of Technitrol, Inc. representing more than twenty five percent (25%) of the combined voting power of Technitrol, Inc.'s then outstanding securities; or

         (b) more than fifty percent (50%) of the assets of Technitrol, Inc. and its subsidiaries, which are used to generate more than 50% of the earnings of Technitrol, Inc. and its subsidiaries in any one of the last three fiscal years, are disposed of, directly or indirectly, by Technitrol, Inc. (including stock or assets of a subsidiary(ies)) in a sale, exchange, merger, reorganization or similar transaction).


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                                                                  April 23, 2001
                                                                     Page 2 of 2

In addition, we amend Paragraph 3 of the Agreement by deleting the reference to the "1983 Group Annuity Mortality Table" and insert in its place the "RP-2000 Mortality Table for Males."

All of the other terms and conditions of the Agreement will remain in full force and effect and nothing contained above shall be held to alter, vary or affect any of the terms, provisions or conditions of the Agreement other than as expressly stated therein.

If the foregoing accurately reflects our agreement, would you please sign below where noted.

Sincerely,



/s/ David W. Lacey
-------------------------------
David W. Lacey
Vice President, Human Resources



                                                 ACCEPTED AND AGREED:



/s/ David W. Lacey                               /s/ James M. Papada, III
-------------------------------                  -------------------------------
David W. Lacey                                   James M. Papada, III